Exhibit 99.1

Littlefield Corporation Announces Q4 2008 and CY 2008 Results

AUSTIN, Texas--(BUSINESS WIRE)--March 11, 2009--Littlefield Corporation (OTCBB: LTFD) today announced earnings for the fourth quarter and full year of 2008. The Company operated at approximately breakeven excluding the significant unfavorable impact on earnings of fourth quarter charges associated with a write-down of the carrying value of goodwill and other assets in addition to certain contract termination costs, renovations, re-openings and the start-up of new halls in Texas and ongoing legal expenses. The goodwill impairment stems from the Company’s normal annual review of goodwill and other intangible assets in light of actual financial performance and changed economic conditions and certain specific underperforming bingo hall closures. The contract termination costs are associated with certain underperforming bingo hall closures.

The Q4 2008 earnings include the effect of approximately $3,199,000 of notable items: $2,390,000 related to goodwill impairments and contract termination costs, $388,000 from renovating, reopening and start-up of halls in Texas, $75,000 of legal expenses and $346,000 for non-cash expenses for compensation expense related to stock grant and options.

The Q4 2007 earnings included the effects of approximately $271,000 of notable items: $96,000 of gross profit from the catering unit sold in April of 2008, $244,000 of expense from renovating and reopening halls in Texas, $109,000 of legal expenses and $14,000 for non-cash expenses for compensation expense related to stock options.

CY 2008 earnings include the effect of approximately $4,732,000 of notable items: a net gain of $441,000 from the sale and results of the catering business sold in April 2008, $2,390,000 from goodwill impairments and contract termination costs, $1,811,000 of expense from renovating, reopening and start-up of halls in Texas, $588,000 of legal expenses and $384,000 of non-cash expenses for stock-based compensation.

CY 2007 earnings included the effects of approximately $656,000 of notable items: $39,000 of catering unit gross profit, $217,000 of expense from renovating and reopening halls in Texas, $421,000 of legal expenses and $57,000 of non-cash expenses for stock-based compensation.

Highlights for the full year and fourth quarter compared to the prior year follow. For comparability these have been adjusted to exclude the catering business sold on April 15, 2008 and notable items:

CY 2008 results:

1. Total consolidated revenue of $10,724,859 decreased 3% from last year’s record revenue level, Entertainment revenue of $8,493,899 remained steady from the prior year level of $8,525,393 and Hospitality revenue was down 14% from the prior year.

2. Entertainment (bingo) 2008 gross profit was $3,214,123, down 13% versus 2007. Entertainment gross profit percent was 38% versus 43% last year. The Florida acquisition completed in 2008 contributed in a noteworthy manner.

3. Hospitality segment 2008 gross loss was $345,459 compared to a gross loss of $221,724 in 2007, mainly as a result of the lower revenue from a major customer.

4. Excluding the noted items described above, 2008 net income was approximately $480,029, versus $956,420 in 2007. Including the effect of the noted items, the 2008 net loss was $4,252,099 compared to net income of $300,185 in 2007.

Q4 2008 results:

1. Total consolidated Q4 2008 revenue was $2,683,823, up $116,972, or 5% from the prior year’s fourth quarter. Entertainment revenue of $2,100,992 was up $221,676 or 12%, reflecting acquisitions made in 2008 in Florida and South Carolina. Hospitality revenue for the quarter decreased $116,093, or 17%, mainly from lower event activity.

2. Entertainment (bingo) Q4 2008 gross profit was $627,681 up 2% from Q4 2007, excluding the noted items. The stronger performance in the quarter came from the Florida acquisition.

3. Hospitality segment was managed to a Q4 2008 gross loss of $3,968 compared with a gross profit of $34,808 in 2007 despite the lower sales levels.

4. Excluding the noted items described above, Q4 2008 net income was $59,119 versus a loss of $28,150 in Q4 2007. Including the noted items above, we incurred a Q4 2008 net loss of $3,139,524 versus a net loss of $298,727 in Q4 2007.

The following report is based upon unaudited financial statements. We expect to receive the auditor’s report and issue audited financial statements containing any necessary year end adjustments by the required SEC filing deadline at the end of March.

REVENUE – FOURTH QUARTER

	Q4 2008	Q4 2007	Variance	% Change
LTFD Corporation	$2,683,823	$2,566,851	$116,972	5%
Entertainment	2,100,992	1,879,316	221,676	12%
Hospitality	560,287	676,380	(116,093)	(17%)
Other	22,544	11,155	11,389	NM

The increase in Entertainment revenue was mainly attributed to acquisitions in South Carolina and Florida made during 2008. Hospitality revenue declined mainly from lower event levels.

The trend of quarterly year-over-year revenue changes has been as follows:

TREND OF REVENUE CHANGES	Q1 2004	Q2 2004	Q3 2004	Q4 2004	Q1 2005	Q2 2005	Q3 2005	Q4 2005
LTFD Corp	(6%)	(2%)	1%	9%	11%	10%	20%	17%
Entertainment	(6%)	1%	15%	11%	10%	5%	(1%)	14%
Hospitality	(6%)	(8%)	(29%)	6%	5%	19%	90%	19%

TREND OF REVENUE CHANGES	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Q1 2007	Q2 2007	Q3 2007	Q4 2007
LTFD Corp	17%	21%	11%	23%	20%	1%	5%	(19%)
Entertainment	21%	18%	12%	7%	7%	9%	17%	(2%)
Hospitality	10%	25%	8%	44%	63%	(9%)	(13%)	(35%)
TREND OF REVENUE CHANGES	Q1 2008	Q2 2008	Q3 2008	Q4 2008
LTFD Corp	(10%)	(6%)	(3%)	5%
Entertainment	(4%)	(5%)	(2%)	12%
Hospitality	(25%)	(11%)	(9%)	(17%)

A pattern of revenue increases which first became evident in Q4 2004 [absent only Entertainment in Q3 2005] continued until late 2007 when the Company commenced strategic investments to strengthen its long-term position in certain markets by renovating then reopening, merging or starting up certain halls in Texas. In addition, in retrospect it may be evidence of the first negative impact of the national economic contraction.

Excluding the effects of these changes, the underlying performance of the Entertainment portfolio including acquired halls held steady at last year’s record level. During 2008, the Company acquired six halls in South Carolina and a hall in Florida. These acquisitions resulted in the Entertainment revenue increase in Q4 2008.

REVENUE – FULL YEAR

	2008	2007	Variance	% Change
LTFD Corporation	$10,724,859	$11,063,858	($338,999)	(3%)
Entertainment	8,493,899	8,525,393	(31,494)	0%
Hospitality	2,136,724	2,489,084	(352,360)	(14%)
Other	94,236	49,381	44,855	NM

Acquisitions made in Florida and South Carolina during 2008 offset the impact of renovations in Texas, the economic downturn and two hurricanes which especially affected our existing halls in South Carolina. Other existing halls in Texas remained stable. The Hospitality revenue decline resulted from lower revenue from a major customer whose project ended and lower event levels.

GROSS PROFIT – FOURTH QUARTER

	Q4 2008	Q4 2007	Variance	% Change
LTFD Corporation	$271,693	$419,665	($147,972)	(35%)
Entertainment	239,466	372,239	(132,773)	(36%)
Hospitality	(3,968)	34,808	(38,776)	NM
Other	36,195	12,618	23,577	NM

The Entertainment gross profit decrease was mainly related to hall start-up activities which affected Q4 2008 gross profit by $388,215 and Q4 2007 by $243,526. The Hospitality gross profit decline was attributed to the lower sales levels. The increase in other revenue reflects ancillary services.

GROSS PROFIT – FULL YEAR

	2008	2007	Variance	% Change
LTFD Corporation	$1,165,497	$3,317,904	($2,152,407)	(65%)
Entertainment	1,403,502	3,490,247	(2,086,745)	(60%)
Hospitality	(345,459)	(221,724)	(123,735)	(56%)
Other	107,454	49,381	58,073	NM

The Entertainment gross profit decrease was mainly related to hall start-up activities which affected 2008 gross profit by $1,810,621 and 2007 by $216,525. The Hospitality gross profit decline was attributed to the lower sales levels. The increase in other revenue reflects higher ancillary services.

CORPORATE OVERHEAD

	2008	2007	Variance	% Change
FOURTH QUARTER	$504,440	$583,569	($79,129)	(14%)
YTD	2,057,358	2,059,478	(2,120)	0%

For the quarter, the decrease in Corporate Overhead expense excluding depreciation and the noted items, mainly reflected incentive accrual adjustments. Corporate overhead does not include depreciation of $30,631 in Q4 2008 and $30,195 in Q4 2007; $125,945 for the full year 2008 and $116,403 for the full year 2007. This is consistent with past presentation of this information.

NET INCOME (LOSS) and BASIC EPS
	2008	2007	Variance

Q4 Net Income (Loss)	($3,139,524)	($298,727)	($2,840,797)
Q4 Basic Earnings (Loss) per share	($0.19)	($0.03)	($0.16)
Q4 Basic shares outstanding	16,754,901	11,350,148	5,404,753
	2008	2007	Variance
FY Net Income (Loss)	($4,252,099)	$300,185	($4,552,284)
FY Basic Earnings (Loss) per share	($0.27)	$0.03	($0.30)
FY Basic shares outstanding	15,499,981	11,228,255	4,271,726

These results were unfavorably affected by the noted items described above. Disregarding the noted items, the Company’s net income for Q4 2008 was approximately $59,000 compared to a loss of $28,000 in Q4 2007 and net income was approximately $480,000 for the full year 2008 and $956,000 for 2007. The increased Q4 2008 and full year basic shares outstanding reflect the private placement of 5,190,568 shares on March 27, 2008.

Adjusted for the noted items above, basic earnings per share for Q4 2008 was $0.00 per share in 2008 versus $0.00 per share in Q4 2007 and $0.03 per share for the full year 2008 versus $0.09 per share in 2007.

Jeffrey L. Minch, President and Chief Executive Officer of Littlefield Corporation, offered the following comments:

“Total consolidated revenue of $10,725,000 decreased 3% from last year’s record revenue level. It is noteworthy, Entertainment revenue of $8,494,000 remained steady from the prior year level of $8,525,000; this represented the contribution of the acquisitions made in Florida and South Carolina during the year. Revenues at the existing halls in Texas remained resilient despite the economic downturn.

During the first quarter of 2008, we completed an acquisition of a Florida bingo hall marking the Company’s return to that state. We also acquired six additional halls in South Carolina in July 2008.

In evaluating these results, it is important to reflect upon the impact of the recession which has gripped markets since some time in late 2007. Our results seem to indicate that our business was impacted by the contraction in Q4-2007 and that the revenue increase in Q4-2008 may present a glimmer of hope. Any such considerations must be tempered by the acknowledgement that the acquisition of additional bingo halls has impacted this calculation.

Having said that, I am personally cautiously encouraged by the nature of Q4 revenue results and the possibility that this may signal strength in the industry in the midst of the recession as compared to other industries --- as well as perhaps a leading indicator of recovery.

I appreciate all the hard work which went into achieving these results and look forward to answering your questions on Friday during the conference call. If you would like to ask a question, please do not hesitate to contact me.”

Earnings will be discussed in a conference call on Friday, March 13, 2009 at 11:00 AM CDT. Interested parties may participate by calling 877-407-9205 and requesting the Littlefield Earnings Conference Call.

Investors are always cautioned to be careful in drawing conclusions from a single press release, the Company’s performance in a single quarter or the individual opinions of any member of the Company’s management in making their individual investment decisions.

In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward-looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company’s Securities and Exchange Commission filings and reports.

CONTACT:
Littlefield Corporation
Cecil Whitmore, 512-476-5141
Investor Relations
Fax: 512-476-5680
cwhitmore@littlefield.com